UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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the Securities Exchange Act of 1934 (Amendment No. )

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Power REIT

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POWER REIT A Message to Our Common Shareholders Your vote is the first of two steps needed to resolve Power REIT’s Series A Preferred overhang • 2026 Annual Meeting

Dear Fellow Power REIT Shareholder,

At our 2026 Annual Meeting, you are being asked to approve an important item: an amendment to Power REIT’s Declaration of Trust that gives the Board authority to amend the terns of the Series A Preferred Stock. This is the first of two votes needed to resolve the preferred overhang — Series A Preferred holders will separately vote on the specific conversion terms at their own meeting.

336,944 Series A Preferred shares outstanding, unresolved since dividends were suspended in Q4 2022	$11.0M Liquidation preference including dividend arrears that currently ranks ahead of common stock	$4M NYSE American minimum stockholders’ equity requirement — a threshold Power REIT is not far from

Why the Board is asking for your vote

–	It authorizes the Board to act. The amendment lets the Board amend the terms of the Series A Preferred and is currently pursuing a vote from holders of the Preferred Stock to convert all shares into common stock.
–	The Conversion would remove a drag on the balance sheet. Converting the Preferred Stock eliminates a roughly $11.0 million liquidation preference including the dividend arrears that have been accruing since Q4 2022 — both of which currently rank ahead of common stock.
–	The potential for dilution already exists. Series A Preferred holders already have certain rights to convert into common stock — this amendment gives the Board flexibility to resolve that overhang on agreed upon terms now, rather than waiting for a delisting and deregistration.
–	It supports Power REIT’s listing. Power REIT is at risk of not meeting NYSE American listing requirements. Resolving the preferred overhang supports the Trust’s ability to remain listed and an SEC reporting company.

What happens if the amendment does not pass

Without Board authority to resolve the preferred overhang, Power REIT’s realistic path forward is a delisting from the NYSE American and deregistration as a publicly reporting entity — a negative trigger that would affect common and preferred shareholders alike, leaving both classes holding illiquid, unlisted stock. This amendment is intended to try to avoid that outcome by resolving the overhang, while Power REIT is still listed and reporting.

IF THE AMENDMENT FAILS

•   Without this approval, the Board could not pursue the current path to resolve the preferred overhang which Power REIT believes is in the best interest of its common shareholders, even if Series A Preferred holders separately approve the conversion terms at their own meeting.

•    Series A Preferred dividends will continue to accrue and remain unlikely to be paid, and until they are, Power REIT is restricted from paying dividends to common shareholders.

•    Delisting and deregistration become a likely path — for common and preferred alike.

IF THE AMENDMENT PASSES

•    The Board gains authority to resolve the preferred overhang, rather than waiting for a delisting to allow for the conversion by individual holders of the Preferred Stock.

•    The balance sheet strengthens through the elimination of the Preferred Stock class and its liquidation preference that continues to grow with accrued dividends.

•    Power REIT is better positioned to remain listed and reporting for all shareholders — though continued listing is not guaranteed.

YOUR BOARD RECOMMENDS A VOTE FOR THIS AMENDMENT

Please cast your vote today by telephone, Internet, or mail using the instructions on your proxy card. Your vote is important regardless of the number of shares you own.

Questions about voting your shares? Contact our proxy solicitation firm, Sodali & Co

Toll-Free: (800) 662-5200 • Email: PW@investor.sodali.com